PARK PLACE ENERGY INC.

March 27, 2007

Great Northern Oilsands Inc.
600 – 595 Hornby Street
Vancouver, BC V6C 2E8

Re:      Advance of Funds

This letter will serve to confirm our mutual agreement on the matters set forth herein, respecting the application of the Cdn$540,000 (the “Advance”) advanced by Park Place Energy Inc. (“Park Place”) to Great Northern Oilsands Limited (“Great Northern”) in connection with the payment to Patch Energy Inc. (“Patch”) of a portion of the purchase price for certain assets pursuant to the terms of a asset purchase agreement between Great Northern and Patch dated March 7, 2007. In this regard we confirm that Advance monies shall be applied in part by Great Northern so as to constitute payment for the transfer of the following interest by Great Northern to Park Place:

1.                     A right to earn interest in the interest of Great Northern in any wells drilled subsequent to the date hereof in the Eight Mile property by funding 50% of Great Northern obligations in that regard.

2.                     An assignment of all of Great Northern’s right title and interest in and to the Kerrobert property.

3.                     A right to earn 50% of Great Northern’s interest in the Eureka property by funding 50% of Great Northern’s obligations in that regard.

4.                     A right to earn a 50% interest in Great Northern’s interest in the Worsley property by funding 50% of Great Northern’s obligations in that regard.

5.                     An assignment of Great Northern’s interest in the Lloydminster property.

For greater certainty, the rights provided for in points 1,3 and 4 herein shall also include the right of Park Place to acquire Great Northern’s remaining 50% in the subject properties by funding Great Northern’s obligations in that regard in circumstances where Great Northern otherwise elects not to incur such obligations.

We confirm that the transfer by Great Northern of the interest referenced above would constitute satisfaction of its obligations to Park Place with respect to Cdn$340,000 of the Advance, and that Great Northern shall execute and deliver a promissory note in favour of Park Place with respect to the remaining Cdn$200,000 of the Advance, said note to bear interest at 5% per annum.

Accepting the above accurately details your understanding of our agreement in this regard so please execute this letter where indicated and return same at your earliest convenience. On receipt we shall proceed to generate the formal documents necessary to effect the transfers of the various interests described above however confirm that this letter of agreement constitutes a binding agreement on both parts.

PARK PLACE ENERGY INC.

Per:      /s/ David Stadnyk
            Authorized Signatory

Acknowledged and agreed to this 27 day of March, 2007.

GREAT NORTHERN OILSANDS INC.

Per:      /s/ David Lane
            Authorized Signatory